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                                                                    Exhibit 12.1

                           BELDEN & BLAKE CORPORATION
                      RATIOS OF EARNINGS TO FIXED CHARGES
                          (CONTINUING OPERATIONS ONLY)

                                                                                         NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                  SEPTEMBER 30, 2004
                                    ------------------------------------------------   ----------------------
                                      1999      2000      2001      2002      2003     HISTORICAL   PRO FORMA
                                    --------   -------   -------   -------   -------   ----------   ---------
                                                                                            (UNAUDITED,
                                                     (IN THOUSANDS)                        IN THOUSANDS)
Income from continuing operations
  before income taxes.............  $(27,576)  $ 7,316   $ 7,012   $14,185   $ 9,170    $   244      $(6,945)
Fixed charges:
  Interest expense................    31,991    27,288    25,055    22,506    23,580     18,327       16,903
  Interest portion of rent
     expense......................       909       747       762       802       975        855          855
  Amortization of debt issuance
     costs........................     3,772     3,028     2,098     1,528     1,242      1,033        1,231
                                    --------   -------   -------   -------   -------    -------      -------
     Total fixed charges..........    36,672    31,063    27,915    24,836    25,797     20,215       18,989
                                    --------   -------   -------   -------   -------    -------      -------
Earnings before income taxes and
  fixed charges...................  $  9,096   $38,379   $34,927   $39,021   $34,967    $20,459      $12,044
                                    ========   =======   =======   =======   =======    =======      =======
Ratio of earnings to fixed
  charges.........................      0.2x      1.2x      1.3x      1.6x      1.4x       1.0x         0.6x
                                    ========   =======   =======   =======   =======    =======      =======